Exhibit 10(oo)

                  Summary of 1999 Fiscal Year Bonus Opportunity
                           for Chief Executive Officer

The Company provided Ronald L. Skates, President and Chief Executive Officer of the Company, a bonus opportunity by which Mr. Skates would be entitled to earn a cash bonus for the 1999 fiscal year based on the Company's performance as measured against goals relating to earnings-per-share (with a maximum of 300% of base salary), or, if greater, a cash bonus equal to 1.5% of the increase in the Company's market capitalization based on the following formula: the difference between (i) the product of the average price of the Corporation's Common Stock for the last 30 trading days prior to the close of the 1999 fiscal year times the number of shares actually outstanding as of the close of the 1999 fiscal year and (ii) the product of the average price of the Corporation's Common Stock for the first 30 trading days of the 1999 fiscal year times the number of shares actually outstanding as of the close of the 1998 fiscal year (with a maximum amount of $3,500,000, except in the event of a change of control). The Board reserved the right to adjust this bonus in the event of extraordinary transactions and to award other bonuses.